Exhibit 10.75

iBasis
iBasis, Inc.	20 Second Avenue, Burlington, MA 01803 USA	Confidential
781 505.7500, FAX 505.7300, ibasis.net

July 10, 2002

Dan Powdermaker

Re: “Double Jeopardy’’

Dear Dan:

In the event that iBasis, Inc. (“Company) terminates your employment without cause or you terminate your employment for good reason, in either case within six months after the occurrence of an acquisition or change in control, then the Company will continue to pay your base salary and provide health benefits for nine months and your options and restricted stock, if any, shall immediately vest and become exercisable, and each option shall remain exercisable until the expiration of the option or until it sooner terminates in accordance with its terms.

Sincerely,
/s/ Gordon VanderBrug
Gordon VanderBrug
Executive Vice President

cc: Tamah Rosker, Esq.